Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our Independent Registered Public Accounting Firm’s Report dated March 16, 2010, covering the consolidated financial statements and financial statement schedule of Superconductor Technologies Inc. for the years ended December 31, 2009, 2008 and 2007, incorporated by reference in this Registration Statement on Form S-3 to be filed with the Commission on approximately February 11, 2011.
We also consent to the reference to us as experts in matters of accounting and auditing in this Registration Statement.
/s/ Stonefield Josephson, Inc.
Los Angeles, California
February 11, 2011